Exhibit 4.15

DESCRIPTION OF THE REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description is a summary of the material terms of the Sensata Technologies Holding plc (the “Company”) ordinary shares, par value €0.01 per share (the “Ordinary Shares”). This description also summarizes relevant provisions of English law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association (the “Articles”), a copy of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.15 is a part. We encourage you to read the Articles and the applicable provisions of English law for additional information.
Dividends and Distributions
The Company does not expect to declare or pay any dividends on the Ordinary Shares in the foreseeable future. Subject to the English Companies Act, the Company’s shareholders may declare a final dividend by ordinary resolution (which must be recommended by the Company’s board of directors), and the Company’s board of directors may declare and pay interim dividends to shareholders, in accordance with their respective rights and interests in the Company. Dividends may be paid only out of “distributable reserves,” defined as “accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital.” The Company is not permitted to pay dividends out of share capital, which includes share premiums. Realized reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. The Company is not permitted to make a distribution on the Ordinary Shares if, at the time, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves or to the extent that the distribution will reduce the net assets below such amount.
There are no fixed dates on which entitlement to dividends arise on the Ordinary Shares.
The Company’s directors may, with the prior authority of an ordinary resolution of the shareholders, decide that the payment of all or any part of a dividend be satisfied by transferring non-cash assets of equivalent value, including shares or securities in any company.
The Articles also permit a scrip dividend scheme under which the Company’s directors may, with the prior authority of an ordinary resolution of the Company’s shareholders, allot to those holders of a particular class of shares who have elected to receive them, further shares of that class or Ordinary Shares, in either case credited as fully paid instead of cash, in respect of all or part of a dividend.
If a shareholder owes any money to the Company in respect of any shares in the Company, the Company’s board of directors may deduct any of this money from any dividend on the relevant shares, or from other money payable by the Company in respect of these shares. Money deducted in this way may be used to pay the amount owed to the Company in respect of the relevant shares.
Unclaimed dividends and other amounts payable by the Company can be invested or otherwise used by the Company’s directors for the benefit of the Company until they are claimed under the laws of England and Wales. All dividends remaining unclaimed for a period of twelve years after they first became due for payment will be forfeited and cease to be owing to the shareholder.

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Voting Rights
Unless otherwise decided by the Company’s directors, a resolution put to the vote of a general meeting will be decided on a poll taken at the meeting. Subject to any rights or restrictions as to voting attached to any class of shares, every qualifying shareholder present and entitled to vote on the resolution has one vote for every Ordinary Share of which he, she or it is the holder.
In the case of joint holders, the vote of the senior holder who votes (or any proxy duly appointed by him, her or it) may be counted by the Company.
Amendment to the Articles of Association
Under the laws of England and Wales, the shareholders may amend the Articles by special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) at a general meeting.
The full text of the special resolution must be included in the notice of the meeting.
Winding Up
In the event of a voluntary winding up of the Company, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of the Company, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, will determine.
The liquidator may not, however, distribute to a shareholder without his, her or its consent an asset to which there is attached a liability or potential liability for the owner.
Upon any such winding up, after payment or provision for payment of the Company’s debts and liabilities, the holders of Ordinary Shares (and any other shares in issue at the relevant time which rank equally with the Ordinary Shares) will share equally, on a share for share basis, in the Company’s assets remaining for distribution to the holders of Ordinary Shares.
Pre-emptive Rights and New Issues of Shares
Under the laws of England and Wales, the Company’s board of directors is, with certain exceptions, unable to allot and issue securities without being authorized either by the shareholders in a general meeting or by an amendment to the Articles. In addition, the laws of England and Wales require that any issuance of equity securities that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e. par values) of their holdings on the same or more favorable terms, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Ordinary Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which a further shareholder approval would be required to renew the exclusion). In this context, equity securities generally means shares other than shares which, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution, which, in relation to the Company, will include the Ordinary Shares and all rights to subscribe for or convert securities into such shares.
The laws of England and Wales also prohibit an English company from issuing shares at a discount to nominal amount (i.e. par value) or for no consideration. If the shares are issued upon the lapse of restrictions or the vesting of any restricted stock award or any other share-based grant underlying any Ordinary Shares, the nominal amount (i.e. par value) of the shares must be paid up in accordance with the laws of England and Wales.

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Disclosure of Interests in Shares
The laws of England and Wales give the Company the power to serve a notice requiring any person whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any Ordinary Shares to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date the notice is sent can result in criminal or civil sanctions being imposed against the person in default.
Under the Articles, if any shareholder, or any other person appearing to be interested in Ordinary Shares held by such shareholder, fails to give the Company the information required by the notice, then the Company’s board of directors may withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer such shares (including any shares allotted or issued after the date of the notice in respect of those shares).
Alteration of Share Capital; Repurchase of Shares
Subject to the provisions of the English Companies Act, and without prejudice to any relevant special rights attached to any class of shares, the Company may, from time to time:

•	increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e. par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e. par value) than its existing shares; or

•	redenominate its share capital or any class of share capital.
The laws of England and Wales prohibit the Company from purchasing its own shares unless such purchase has been approved by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may be made only on a “recognised investment exchange,” which does not include the NYSE, which is the only exchange on which the Ordinary Shares are traded. In order to purchase its own shares, the Company must therefore obtain shareholder approval for “off-market purchases.” This requires that the Company’s shareholders pass an ordinary resolution approving the terms of the contract pursuant to which the purchase(s) are to be made. Such approval may be for a specific purchase or constitute a general authority lasting for up to five years after the date of the resolution, and renewal of such approval for additional five-year terms may be sought more frequently. However, shares may be repurchased only out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose.
Transfer of Shares
The Articles allow holders of Ordinary Shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the English Companies Act and is approved by the Company’s board of directors. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee.
The Company (at its option) may or may not charge a fee for registering the transfer of a share or for making any other entry in the register. The Company’s board of directors may, in its absolute discretion, refuse to register a transfer of Ordinary Shares to any person, whether or not it is fully paid, or any Ordinary Shares on which the Company has a lien. If the Company’s board of directors refuses to register the transfer of a share, the instrument of transfer must be returned to the transferee as soon as practicable and in any event within two months after the date on which the transfer was lodged with the Company with the notice of refusal and reasons for refusal unless the Company’s board of directors suspects that the proposed transfer may be fraudulent.

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The Company’s board of directors is authorized under the Articles to establish such clearing and settlement procedures for the Ordinary Shares as it deems fit from time to time.
General Meetings and Notices
An annual general meeting will be called by no less than 21 clear days’ notice (i.e. excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by no less than 14 clear days’ notice. At least seven clear days’ notice is required for any meeting adjourned for 28 days or more or for an indefinite period.
The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the Articles or the terms of allotment or issue of shares, are not entitled to receive notice), to the Company’s board of directors, to the beneficial owners nominated to enjoy information rights under the English Companies Act, and to the auditors. Under the laws of England and Wales, the Company is required to hold an annual general meeting of shareholders within six months after the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Company’s board of directors whether within or outside of the UK.
Under the laws of England and Wales, the Company must convene a general meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the Company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares). The Company’s directors must call the meeting requested by the shareholders within 21 days after the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting.
The necessary quorum for a general shareholder meeting is a majority of shareholders entitled to vote present in person or by proxy at the meeting, save that if the Company has only one shareholder entitled to attend and vote at the general meeting, one shareholder present in person or by proxy at the meeting and entitled to vote is a quorum. If a meeting is adjourned for lack of quorum, the quorum of the adjourned meeting will be one shareholder present in person or by proxy.
Annual Accounts and Independent Auditor
Under the laws of England and Wales, a “quoted company,” which includes a company whose equity share capital is listed on the NYSE, must deliver to the Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, the auditable part of the director’ remuneration report, the directors’ report, the strategic report and any separate corporate governance statement.
The annual accounts and reports must be presented to the shareholder at a general meeting (although no vote is required in respect of such documents). Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the English Companies Act, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 days before the date of the meeting at which copies of the documents are to be presented. The laws of England and Wales allow a company to distribute such documents in electronic form or by means of a website, provided that the company’s articles of association contain provisions to that effect and individual consent (or deemed consent) has been obtained from each shareholder to receive such documents in electronic form or by means of a website. The Articles provide that such documents may be distributed in electronic form or by means of a website.

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The Company must appoint an independent auditor to make a report on the annual accounts of the Company. The auditor is usually appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. The Company’s directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.
The remuneration of an auditor is fixed by the members of the company by ordinary resolution or in a manner that the members may by ordinary resolution determine.
Takeover Provisions
An English public limited company is potentially subject to the UK City Code on Takeovers and Mergers (the “Takeover Code”) if, among other factors, its place of central management and control is within the UK, the Channel Islands or the Isle of Man. The Panel on Takeovers and Mergers (the “Takeover Panel”) will generally look to the residency of a company’s directors to determine where it is centrally managed and controlled. Based upon The Company’s current and intended plans for its directors and management, the Takeover Code (as currently drafted) does not apply to the Company. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to the Company.

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